UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

FOSSIL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOSSIL, INC.

2280 N. Greenville Avenue

Richardson, Texas 75082

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 14, 2007

To the Stockholders of Fossil, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Fossil, Inc., a Delaware corporation (the “Company”), will be held at the offices of the Company, 2280 N. Greenville Avenue, Richardson, Texas 75082, on the 14th day of November 2007, at 9:00 a.m. (local time) for the following purposes:

1.                                       To elect the following to the Company’s Board of Directors:

•                  One (1) director to serve for a term of one year or until his respective successor is elected and qualified;

•                  Four (4) directors to serve for a term of three years or until their respective successors are elected and qualified;

2.                                       To ratify the appointment of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for 2007; and

3.                                       To transact any and all other business that may properly come before the meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on September 28, 2007 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for 10 days prior to the meeting.

You are cordially invited to attend the meeting; whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date, and mail the enclosed form of proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. Your proxy will be returned to you if you should be present at the meeting and should request its return in the manner provided for revocation of proxies on the initial page of the enclosed proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Randy S. Hyne
Vice President,
General Counsel and Secretary

October 10, 2007
Richardson, Texas

FOSSIL, INC.

2280 N. Greenville Avenue

Richardson, Texas  75082

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 14, 2007

SOLICITATION AND REVOCABILITY

OF PROXIES

The accompanying proxy is solicited by the Board of Directors on behalf of Fossil, Inc., a Delaware corporation (the “Company”), to be voted at the 2007 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on November 14, 2007, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”) and at any adjournment(s) thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon; if no direction is indicated, such shares will be voted for the election of directors and for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm as set forth on the accompanying Notice.

The executive offices of the Company are located at, and the mailing address of the Company is, 2280 N. Greenville Avenue, Richardson, Texas 75082.

Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

This proxy statement (the “Proxy Statement”) and accompanying form of proxy are being mailed on or about October 10, 2007. The Company’s Annual Report to Stockholders covering the Company’s fiscal year ended January 6, 2007, is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

Any stockholder of the Company giving a proxy has the unconditional right to revoke the proxy at any time before its exercise by voting in person at the Annual Meeting, by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to the Company addressed to Randy S. Hyne, Vice President, General Counsel and Secretary, Fossil, Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082; no such revocation shall be effective, however, unless such notice of revocation has been received by the Company at or prior to the Annual Meeting.

In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may solicit the return of proxies, either by mail, telephone, telegraph, or through personal contact. These officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries, with shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), registered in their names, will be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

The cost of preparing, printing, assembling, and mailing the Annual Report, the Notice, this Proxy Statement, and the enclosed form of proxy, as well as the reasonable cost of forwarding solicitation materials to the beneficial owners of shares of Common Stock, and other costs of solicitation, are to be borne by the Company.

QUORUM AND VOTING

The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on September 28, 2007 (the “Record Date”). On the Record Date, 69,258,111 shares of Common Stock were issued and outstanding.

Each holder of Common Stock is entitled to one vote per share on all matters to be acted upon at the meeting and neither the Company’s Second Amended and Restated Certificate of Incorporation, as amended, nor its Amended and Restated Bylaws, as amended, allow for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented.

Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the Annual Meeting is required for the election of directors. However, pursuant to the Company’s Corporate Governance Guidelines, in an uncontested election of directors, any nominee for director who has a greater number of votes “withheld” from his election than votes “for” such election (a “Majority Withheld Vote”) is required to promptly tender his resignation following certification of the shareholder vote. The Nominating and Corporate Governance Committee will recommend to the Board of Directors whether to accept such resignation; however, if each member of the nominating and corporate governance committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves and recommend to the Board of Directors whether to accept such resignation. The Board of Directors will act upon such recommendation within 90 days following certification of the shareholder vote.

Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

An automated system administered by the Company’s transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum. Each proposal is tabulated separately. Abstentions and broker non-votes will have no effect with respect to the election of directors. Abstentions, with respect to the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm will have the same effect as a vote against such proposal. Broker non-votes will have no effect on the outcome of the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s only outstanding class of equity securities is its common stock. The following table sets forth information regarding the beneficial ownership of common stock as of September 1, 2007 by (i) each Named Executive Officer (as defined in “Compensation Discussion and Analysis”); (ii) each director of the Company; (iii) all present executive officers and directors of the Company as a group; and (iv) each other person known to the Company to own beneficially more than five percent (5%) of the common stock as of September 1, 2007.

	Shares Beneficially Owned (1)(2)
Name of Beneficial Owner	Number		Percent
Michael W. Barnes	392,786	(3)	*
Stephen Bock	42,474		*
Harold S. Brooks	113,227	(4)	*
Kosta N. Kartsotis**	9,575,539		13.8%
Tom Kartsotis**	11,666,869	(5)	16.8%
Mike Kovar	98,462	(6)
Mark D. Quick	321,544	(7)	*
Jal S. Shroff	1,254,260	(8)	1.8%
Elaine Agather	0		*
Kenneth W. Anderson	84,374	(9)	*
Alan J. Gold	98,762	(10)	*
Michael Steinberg	46,250	(11)	*
Donald J. Stone	92,124	(12)	*
James M. Zimmerman	0		*

All executive officers and directors as a group (15 persons)	23,787,595	(13)	34.3%

Capital Research and Management Company	3,915,000	(14)	5.65%
FMR Corp.	7,399,000	(15)	10.68%
Royce & Associates, LLC	5,797,550	(16)	8.37%
Wellington Management Company, LLP	5,222,106	(17)	7.54%

*   Less than 1%

** c/o Fossil, Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082.

(1)

Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Beneficial ownership information is based on the most recent Form 3, 4 and 5 and 13D and 13G filings with the Securities and Exchange Commission (the “SEC”) and reports made directly to the Company. The number of shares shown as beneficially owned includes shares of common stock subject to stock options exercisable within 60 days after September 1 2007. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)

The percentages indicated are based on 69,258,111 shares of common stock outstanding on September 28, 2007. Shares of Common Stock subject to options exercisable within 60 days after September 1 2007 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. The grant price for all stock appreciation rights referenced below is $18.41.

(3)

Includes 220,372 shares of common stock subject to stock options and 4,800 shares of common stock subject to stock appreciation rights, both exercisable within 60 days.  Also includes indirect ownership of 1,518 shares over which Mr. Barnes has voting control as independent administrator pursuant to letters testamentary, 2,009 shares held indirectly through a 401(k) plan account and 79,129 shares of restricted stock subject to a vesting schedule.

(4)

Includes 75,000 shares of common stock subject to stock options and 2,400 shares of common stock subject to stock appreciation rights, both exercisable within 60 days. Also includes 35,423 shares of restricted stock subject to a vesting schedule.

(5)

Includes 32,980 shares of Common Stock owned by Mr. Kartsotis as custodian for Annie Kartsotis, a minor, 2,679,580 shares owned by Lynne Stafford Kartsotis, wife of Mr. Kartsotis, as to which Mr. Kartsotis disclaims beneficial ownership, and 2,537,002  shares in a grantor retained annuity trust.

(6)

Includes 86,010 shares of common stock subject to stock options and 800 shares of common stock subject to stock appreciation rights, both exercisable within 60 days, 862 shares held indirectly through a 401(k) plan account, 762 shares held in a personal IRA account and 9,826 shares of restricted stock subject to a vesting schedule.

(7)

Includes 258,062 shares of common stock subject to stock options and 4,800 shares of common stock subject to stock appreciation rights, both exercisable within 60 days, 1,775 shares held indirectly through a 401(k) plan account and 56,288 shares of restricted stock subject to a vesting schedule.

(8)

Includes 125,452 shares of common stock subject to stock options exercisable within 60 days. Also includes indirect ownership of 75,936 shares of Common Stock owned of record by Mr. Shroff’s wife, Mrs. Pervin Shroff, and 142,200 shares of Common Stock subject to stock options exercisable within 60 days, which are owned by Mrs. Shroff.  Mr. Shroff and Mrs. Shroff share voting and investment power with respect to 946,608 shares.

(9)

Includes 62,062 shares of common stock subject to stock options exercisable within 60 days. Also includes 17,812 shares owned by the K.W. Anderson Family Limited Partnership.  Mr. Anderson is managing general partner of the partnership and has sole voting and investment power with respect to those shares.

(10)	Includes 62,062 shares of Common Stock subject to stock options exercisable within 60 days.

(11)	Includes 41,250 shares of Common Stock subject to stock options exercisable within 60 days.

(12)	Includes 62,062 shares of Common Stock subject to stock options exercisable within 60 days.

(13)	Reflects the information in footnotes (3) through (12) above. Does not include shares owned by Mr. Bock, who resigned as of December 31, 2006.

(14)

Based on Amendment No. 1 to Schedule 13G, dated February 12, 2007, filed by Capital Research and Management Company (“Capital Research”), 333 South Hope Street, Los Angeles, California 90071, with the SEC. The Schedule 13G discloses that Capital Research beneficially owns, has the sole power to vote or direct the vote of, and has the sole power to dispose or direct the disposition of the 3,915,000 shares of common stock. The Amendment No. 1 additionally discloses that AMCAP Fund, Inc., an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research, is the beneficial owner of 1,850,000 shares.

(15)

Based on Amendment No. 11 to Schedule 13G, dated February 14, 2007, filed by FMR Corp. (“FMR”), 82 Devonshire Street, Boston, Massachusetts 02109, with the SEC. The Amendment No. 11 discloses that FMR has the sole power to vote or direct the vote of 85,000 shares of the 7,399,000 shares of common stock it beneficially owns, and sole power to dispose or to direct the disposition of the 7,399,000 shares. The Amendment No. 11 additionally discloses that (i) Fidelity Low Priced Stock Fund owns 7,114,000 of the 7,399,000 shares; and (ii) Edward C. Johnson, III and FMR Corp. each has sole dispositive power over 7,314,000 shares.

(16)

Based on Amendment No. 2 to Schedule 13G, dated January 19, 2007, filed by Royce & Associates, LLC (“Royce”), 1414 Avenue of the Americas, New York, New York 10019, with the SEC. The Amendment No. 2 discloses that Royce beneficially owns, has the sole power to vote or direct the vote of, and has the sole power to dispose or direct the disposition of 5,797,550 shares of common stock.

(17)

Based on a Schedule 13G, dated February 14, 2007, filed by Wellington Management Company, LLP (“Wellington”), 75 State Street, Boston, Massachusetts 02109, with the SEC. The Schedule 13G discloses that Wellington has the shared power to vote or direct the vote of 4,504,776 shares of the 5,222,106 shares of common stock it beneficially owns, and shared power to dispose or to direct the disposition of the 5,222,106 shares.

ELECTION OF DIRECTORS

(Proposal 1)

The Board of Directors currently consists of ten members and is classified into three classes. The term of one class of directors expires each year. By resolution of the Board of Directors at its meeting on August 22, 2005, the number of directors composing the Board of Directors has been set at ten. The persons whose names are listed below (“Director Nominees”) have been nominated for election as directors by the Board of Directors to serve for a term of office to expire at the Annual Meeting of Stockholders in 2010, except for Mr. Zimmerman whose term will expire at the Annual Meeting of Stockholders in 2008 in order to more fully balance the number of directors in each class, with each to hold office until his successor has been duly elected and qualified. Mr. Zimmerman was originally appointed to fill a vacancy created by the retirement of Caden Wang. Mr. Zimmerman and Ms. Agather have yet to be duly elected by the stockholders. Stockholders will be unable to vote the proxies held by them for more than five persons. To be elected as a director, each Director Nominee must receive a plurality of the votes cast at the Annual Meeting for the election of directors. However, pursuant to the Company’s Corporate Governance Guidelines, in an uncontested election of directors, any nominee for director who receives a Majority Withheld Vote is required to promptly tender his resignation following certification of the shareholder vote. The nominating and corporate governance committee will recommend to the Board of Directors whether to accept such resignation; however, if each member of the nominating and corporate governance committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves and recommend to the Board of Directors whether to accept such resignation. The Board of Directors will act upon such recommendation within 90 days following certification of the shareholder vote. Should any Director Nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may nominate or designate. Each Director Nominee has expressed his intention to serve the entire term for which election is sought.

Directors and Nominees

The following table and text set forth the name, age and positions of each Director Nominee and director:

Name	Age	Position
Elaine Agather	51	Director
Kenneth W. Anderson	75	Director
Michael W. Barnes	47	Director and President and Chief Operating Officer
Alan J. Gold	73	Director
Kosta N. Kartsotis	54	Director and Chief Executive Officer
Tom Kartsotis	48	Director and Chairman of the Board
Jal S. Shroff	70	Director and Managing Director of Fossil (East) Limited
Michael Steinberg	78	Director
Donald J. Stone	78	Director and Lead Independent Director
James M. Zimmerman	63	Director

The Director Nominees for election to the Board of Directors at the Annual Meeting are as follows:

Elaine Agather was appointed to the Board of Directors on February 8, 2007, effective February 12, 2007. Ms. Agather is currently a member of the Company’s Audit Committee and Chairperson of the Compensation Committee. Since 1999, Ms. Agather has served as Chairperson and Chief Executive Officer of Chase-Dallas.  She also has served as South Region Head and Managing Director of JPMorgan Private Bank since 2001. From 1992 until 1999, she served as Chairperson of Texas Commerce Bank in Fort Worth, Texas.

Tom Kartsotis has served as Chairman of the Board since December 1991. Mr. Tom Kartsotis founded the Company in 1984 and served as its President until December 1991 and as Chief Executive Officer until October 2000. He has been a director of the Company since 1984.

Jal S. Shroff has served as Managing Director of Fossil (East) Limited since January 1991 and has been a director of the Company since April 1993.

Donald J. Stone has been a director of the Company since April 1993. Mr. Stone is currently the Chairman of the Company’s Nominating and Corporate Governance Committee and a member of the Company’s Audit Committee and Compensation Committee. Mr. Stone is also currently the Lead Independent Director, effective May 2007. Mr. Stone served as Vice Chairman of Federated Department Stores until February 1988, at which time he retired.

James M. Zimmerman was appointed to the Board of Directors on August 29, 2007, effective September 5, 2007. Mr. Zimmerman retired from Federated Department Stores in February 2004 after serving for the previous six years as Chairman and Chief Executive Officer, and as President and Chief Operating Officer since May 1988. Mr. Zimmerman is a former member of the Board of Directors of The Convergys Corporation, The Goodyear Tire and Rubber Company, Chubb Corporation and the H.J. Heinz Company.

Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to nominate and to vote the shares represented by such proxy for the election of the Director Nominees for the office of director of the Company. Each of the Director Nominees is presently a director of the Company.

The Board of Directors does not contemplate that any of the above-named Director Nominees will refuse or be unable to accept election as a director of the Company, or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE ELECTION OF JAMES M. ZIMMERMAN TO SERVE AS
DIRECTOR UNTIL THE 2008 ANNUAL MEEETING OF STOCKHOLDERS, AND ELAINE
AGATHER, TOM KARTSOTIS, JAL S. SHROFF AND DONALD J. STONE TO SERVE AS
DIRECTORS UNTIL THE 2010 ANNUAL MEETING OF STOCKHOLDERS.

Directors Serving Terms to Expire at the 2008 Annual Meeting of Stockholders:

Kenneth W. Anderson has been a director of the Company since April 1993. Mr. Anderson is currently the Chairman of the Company’s Audit Committee and a member of the Company’s Compensation Committee. Mr. Anderson was a co-founder of Blockbuster Entertainment Corporation, a video rental company, and served as its President from 1985 until 1987. From 1987 to 1991, Mr. Anderson served in various positions with Amtech Corporation, a remote electronic identification technology company, which he co-founded, including the position of Chairman of its Executive Committee.

Michael W. Barnes has served as President and Chief Operating Officer of the Company since January 1, 2007. Mr. Barnes served as President, International and Special Markets Division from October 2000 to December 2006. Mr. Barnes served as Executive Vice President from 1995 until October 2000 and has been a director of the Company since February 1993.

Directors Serving Terms to Expire at the 2009 Annual Meeting of Stockholders:

Alan J. Gold has been a director of the Company since April 1993. Mr. Gold is currently a member of the Company’s Audit Committee and Compensation Committee. Mr. Gold was the founder of Accessory Lady, a women’s fashion accessory retail chain, and served as its President until 1992. Mr. Gold is currently President of Goldcor Investments.

Kosta N. Kartsotis has served as Chief Executive Officer since October 2000. Mr. Kartsotis also served as President of the Company from December 1991 to December 2006 and as Chief Operating Officer from December 1991 until October 2000. Mr. Kosta Kartsotis joined the Company in 1988. He has been a director of the Company since 1990.

Michael Steinberg has been a director of the Company since March 2000. Mr. Steinberg is currently a member of the Company’s Compensation Committee and Nominating and Corporate Governance Committee. Mr. Steinberg served as Chairman and Chief Executive Officer of Macy’s West, a Division of Federated Department Stores, Inc., from which he retired in January 2000.

Mr. Tom Kartsotis and Mr. Kosta N. Kartsotis are brothers. There are no other family relationships among any of the directors, Director Nominees or executive officers of the Company.

Board Committees and Meetings

The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Ms. Agather and Messrs. Anderson (Chairman), Gold and Stone serve on the Audit Committee; Ms. Agather (Chairperson) and Messrs. Anderson, Gold, Steinberg and Stone serve on the Compensation Committee; and Messrs. Steinberg and Stone (Chairman) serve on the Nominating and Corporate Governance Committee.

Audit Committee. The functions of the Audit Committee are to appoint the Company’s independent registered public accounting firms, to review the plan and scope of any audit of the Company’s financial statements and to review the Company’s significant accounting policies and other related matters. Deloitte & Touche LLP, the Company’s principal independent registered public accounting firm, reports directly to the Audit Committee. The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Company’s independent registered public accounting firm prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal controls over financial reporting. The Audit Committee has adopted a procedure that enables confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters. The Company’s internal audit group reports directly to the Audit Committee on a quarterly basis. The Audit Committee held a total of eleven meetings during the fiscal year ended January 6, 2007.

All members of the Audit Committee have been determined to be financially literate and to meet the appropriate Nasdaq and SEC standards for independence. See “Director Independence.” The Audit Committee includes one independent director, Mr. Anderson, who has been determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. The Audit Committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s web site, www.fossil.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 234-2525.

Compensation Committee. The functions of the Compensation Committee are to make recommendations to the Board of Directors regarding the compensation of Company executives, to produce annual reports on executive compensation for inclusion in the Company’s proxy statement, to oversee and advise the Board of Directors on the adoption of policies that govern the Company’s compensation programs, including stock and benefit plans and to administer the 2004 Long-Term Incentive Plan (the “Incentive Plan”) and the 2002 Restricted Stock Plan (the “Restricted Stock Plan”) which was terminated on August 29, 2007. The Compensation Committee held three meetings during the fiscal year ended January 6, 2007.

All members of the Compensation Committee have been determined to meet the appropriate Nasdaq standards for independence. See “Director Independence.” Further, each member of the Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” as defined for purposes of 162(m) of the Internal Revenue Code of 1986, as amended. Copies of the Compensation Committee Charter can be obtained free of charge from the Company’s web site, www.fossil.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 234-2525.

Nominating and Corporate Governance Committee. In August 2005, the Board of Directors established the Nominating and Corporate Governance Committee. The functions of the Nominating and Corporate Governance Committee are to: (a) identify qualified individuals for membership on the Board of Directors; (b) recommend to the Board of Directors the director nominees for the next annual meeting of shareholders; (c) develop and recommend to the Board of Directors a set of corporate governance guidelines; and (d) oversee the corporate governance affairs of the Board of Directors and the Company. The Nominating and Corporate Governance Committee’s role includes periodically reviewing the compensation paid to non-employee directors, and making recommendations to the Board for any adjustments. In addition, the Nominating and Corporate Governance Committee conducts an annual review of the Company’s succession plans relating to the Chairman and Chief Executive Officer positions. The Nominating and Corporate Governance Committee regularly reviews the purposes of the Board committees, recommends to the Board of Directors any necessary or desired changes to the purposes of such committees and whether any committees should be created or discontinued.

The specific responsibilities and functions of the Nominating and Corporate Governance Committee are delineated in the Nominating and Corporate Governance Committee Charter. Copies of the charter can be obtained free of charge from the Company’s web site, www.fossil.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 234-2525.

The Nominating and Corporate Governance Committee held three meetings during the fiscal year ended January 6, 2007. All members of the Nominating and Corporate Governance Committee have been determined to meet the appropriate Nasdaq standards for independence. See “Director Independence.”

The Board of Directors held six meetings during the fiscal year ended January 6, 2007. During 2006, each director attended 75% or more of the meetings of the Board of Directors and the meetings held by all committees of the Board on which such director served. The Board of Directors strongly encourages that directors make a reasonable effort to attend the Company’s Annual Meeting of Stockholders. All of the members of the Board of Directors attended the Company’s 2006 Annual Meeting of Stockholders.

Special Committee. A Special Committee of independent directors of the Board of Directors was formed on November 11, 2006 to undertake a voluntary review of the Company’s equity granting practices. The findings of the Special Committee were reported by the Company on May 7, 2007. The Special Committee was terminated effective July 31, 2007.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended January 6, 2007, which includes the consolidated balance sheets of the Company as of January 6, 2007 and December 31, 2005, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended January 6, 2007, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Review and Discussions with Management.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm.

Pursuant to the terms of the Audit Committee’s Charter, the Audit Committee meets as often as it determines, but no less than once per quarter. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards (No. 61), as amended, “Communication with Audit Committees” that includes, among other items, matters related to the conduct and the results of the audit of the Company’s financial statements.

The Audit Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independent Standards Board Standard No. 1 (that relates to the independent registered public accounting firm’s independence from the Company and its related entities) and has discussed with Deloitte & Touche LLP their independence from the Company. The Audit Committee has also reviewed and discussed the selection, application and disclosure of the critical accounting policies of the Company with Deloitte & Touche LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 6, 2007.

AUDIT COMMITTEE

Kenneth W. Anderson, Chairman

Elaine Agather

Alan J. Gold

Donald J. Stone

Corporate Governance

The Company, with the oversight of the Board of Directors and its committees, operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance. You may obtain a copy of the Company’s Corporate Governance Guidelines without charge by sending a written request to Fossil, 2280 N. Greenville Avenue, Richardson, Texas 75082, Attn: Investor Relations. The Corporate Governance Guidelines are also available at www.fossil.com.

Director Independence

The standards relied upon by the Board of Directors in affirmatively determining whether a director is “independent” in compliance with the rules of NASDAQ are comprised, in part, of those objective standards set forth in the NASDAQ Marketplace Rules, which generally provide that: (a) a director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law and anyone, other than a domestic employee, sharing the director’s home) is an executive officer of the Company, would not be independent for a period of three years after termination of such relationship; (b) a director who receives, or whose immediate family member receives, payments of more than $100,000 during any period of twelve consecutive months from the Company, except for certain permitted payments, would not be independent for a period of three years after ceasing to receive such amount; (c) a director who is or who has an immediate family member who is, a current partner of the Company’s outside auditor or who was, or who has an immediate family member who was, a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years would not be independent until a period of three years after the termination of such relationship; (d) a director who is, or whose immediate family member is, employed as an executive officer of another company where any of the Company’s present executive officers serve on the other company’s compensation committee would not be independent for a period of three years after the end of such relationship; and (e) a director who is, or who has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of any organization that makes payments to, or receives payments from, the Company for property or services in an amount that, in any single fiscal year, exceeds the greater of $200,000, or 5% of such other company’s consolidated gross revenues, would not be independent until a period of three years after falling below such threshold.

The Board of Directors, in applying the above-referenced standards, has affirmatively determined that our former directors Andrea Camerana and Caden Wang and our current directors Elaine Agather, Kenneth W. Anderson, Alan J. Gold, Michael Steinberg, Donald J. Stone and James M. Zimmerman are “independent.”  As part of the Board’s process in making such determination, each such director provided written assurances that (a) all of the above-cited objective criteria for independence are satisfied and (b) he has no other “material relationship” with the Company that could interfere with his ability to exercise independent judgment.

Independent Director Meetings

The Company’s independent directors held four formal meetings independent from management during fiscal 2006. Mr. Donald J. Stone acted as Chairman at the meetings of the independent directors.

Lead Director

On May 23, 2007, the independent members of our Board of Directors created a Lead Independent Director position and selected Donald Stone to serve as Lead Independent Director. The Lead Independent Director presides over all executive sessions of the non-management directors and other meetings of the Board in the absence of the Chairman of the Board, serves as the principal liaison to the non-management directors and consults with the Chairman regarding information to be sent to the Board, meeting agendas and establishing meeting schedules.

Director Nomination Policy

The Company has a standing Nominating and Corporate Governance Committee consisting entirely of independent directors. Each Director Nominee was recommended to the Board by the Nominating and Corporate Governance Committee for selection.

The Company adopted a policy in 2005, and amended in 2007, that each non-management director will have a term limit of three (3) terms of three (3) years each, unless the Board determines that it is in the best interest of the Company to extend a particular director’s term beyond such term limit. Mr. Stone is a member of the class of directors whose term expires at the 2007 Annual Meeting of Shareholders. Mr. Stone has exceeded the term limit. However, the Nominating and Corporate Governance Committee recommended Mr. Stone as a Director Nominee and the Board determined that it was in the best interest of the Company to extend Mr. Stone’s term.

The Nominating and Corporate Governance Committee will consider all proposed nominees for the Board of Directors, including those put forward by stockholders. Stockholder nominations should be addressed to the Nominating and Corporate Governance Committee in care of Randy Hyne, Vice President, General Counsel and Secretary, at the address appearing on the first page of this proxy statement. The Nominating and Corporate Governance Committee annually reviews with the Board the applicable skills and characteristics required of Board nominees in the context of current Board composition and Company circumstances. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers all factors they consider appropriate, which may include experience, accomplishments, education, understanding of the business and the industry in which the Company operates, specific skills, general business acumen and the highest personal and professional integrity. Generally, the Nominating and Corporate Governance Committee will first consider current Board members because they meet the criteria listed above and possess an in depth knowledge of the Company, its history, strengths, weaknesses, goals and objectives. This level of knowledge has proven very valuable to the Company. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The Nominating and Corporate Governance Committee will consider shareholder nominations for candidates for the Board of Directors in accordance with the provisions of the Company’s bylaws.

Codes of Business Conduct and Ethics

The Company has adopted a Code of Conduct and Ethics that applies to directors, officers and other employees of the Company and its subsidiaries. In addition, the Company has adopted a Code of Ethics for Senior Financial Officers, which includes the Company’s principal executive officer, principal financial officer, and principal accounting officer. Violations of these codes may be reported to the Audit Committee. Copies of the codes can be obtained free of charge from the Company’s web site, www.fossil.com, or by contacting the Company at the address appearing on the first page of this Proxy Statement to the attention of Investor Relations, or by telephone at (972) 234-2525. The Company intends to post any amendments to, or waivers from, its Code of Ethics that apply to its Senior Financial Officers on its web site at www.fossil.com.

Personal Loans to Executive Officers and Directors

The Company complies with and will operate in a manner consistent with enacted legislation prohibiting extensions of credit in the form of a personal loan to or for its directors and executive officers.

Communication with the Board of Directors

A stockholder who wishes to communicate with the Board of Directors, or specific individual directors, including the non-management directors as a group, may do so by directing a written request addressed to such director or directors in care of Randy S. Hyne, Vice President, General Counsel and Secretary, at the address appearing on the first page of this proxy statement. Communication(s) directed to members of the Board who are not non-management directors will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Communications directed to non-management directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of the non-management directors. Any communication so withheld will nevertheless be made available to any non-management director who wishes to review it.

Executive Officers

The name, age, current position with the Company, and principal occupation during the last five years of executive officers Messrs. Tom Kartsotis, Kosta N. Kartsotis and Michael W. Barnes and the year each first became an executive officer of the Company is set forth above under the caption “Directors and Nominees,” and with respect to each remaining executive officer is set forth in the following table and text:

Name	Age	Position
Harold S. Brooks	56	President, Fashion Watch Division
Livio Galanti	39	Executive Vice President
Mike L. Kovar	45	Senior Vice President, Chief Financial Officer and Treasurer
Jennifer Pritchard	48	President, Retail Division
Mark D. Quick	58	Vice Chairman

Harold S. Brooks has served as President, Fashion Watch Division since October 2004.   From December 2003 until October 2004, Mr. Brooks served as President and Chief Executive Officer of Koret, a division of Kellwood, a marketer of apparel.  From 2000 to 2003, Mr. Brooks held the position of Director of International Expansion, Planning and Allocation at Build-A-Bear Workshop, a retailer of customized stuffed animals.   Prior to his employment with Build-A-Bear, Mr. Brooks served as President and Chief Executive Officer of Famous-Barr, a division of May Department Stores.

Livio Galanti has served as Executive Vice President since August 2007.  Mr. Galanti served as Senior Vice President of Luxury Brands from December 2006 until July 2007.  From November 2004 to November 2006, Mr. Galanti served as Senior Vice President of the Sports Division. Prior to joining the Company, Mr. Galanti served for three years as General Manager and joint venture partner in Timex Group Italia, a watch distribution, design and development company.

Mike L. Kovar has served as Senior Vice President, Chief Financial Officer and Treasurer since October 2000. Mr. Kovar served as Senior Vice President, Finance from March 2000 until October 2000. From November 1997 until March 2000, Mr. Kovar served as Vice President and Chief Financial Officer for BearCom Group, Inc., a wholesaler of two-way radios, and as Controller from July 1996 to November 1997.

Jennifer Pritchard has served as President of the Retail Division since September 2006. From January 2004 until March 2006 she served as President of Arden B., a division of Wet Seal, a specialty retailer of apparel and accessory items.  Prior to that, from October 2002 until January 2004 Ms. Pritchard served as President of Zutopia, another division of Wet Seal, and from April 2001 until October 2002 she served as Executive Vice President Product Development and Marketing of Tex 38, LLC, a Hong-Kong based design and production company.

Mark D. Quick has served as Vice Chairman of the Company since January 1, 2007. Mr. Quick served as President, Fashion Accessories from October 2000 until December 2006 and President, Stores Division from March 2003 until September 2006. Mr. Quick served as Executive Vice President from March 1997 until October 2000. From November 1995 until March 1997, he served as Senior Vice President-Accessories.

DIRECTOR COMPENSATION TABLE

The following table provides information regarding director compensation during the fiscal year ended 2006.

Name(1)(2)(3)(4)	Fees Earned or Paid in Cash ($)(5)	Option Awards ($)	Total ($)

Elaine Agather(6)	-0-	-0-	-0-

Kenneth W. Anderson	66,250	36,746	102,996

Andrea Camerana(7)	34,000	48,521	82,521

Alan J. Gold	59,750	36,746	96,496

Michael Steinberg	51,000	36,746	87,746

Donald J. Stone	64,250	36,746	100,996

Caden Wang(7)	60,000	44,972	104,972

James M. Zimmerman(8)	-0-	-0-	-0-

(1)

Mr. Kosta Kartsotis and Mr. Mike Barnes were directors and executive officers during 2006. As such, information about them and their compensation figures are listed in the Summary Compensation Table below. Mr. Kosta Kartsotis and Mr. Mike Barnes did not receive any additional compensation for services provided as directors.

(2)

Mr. Tom Kartsotis and Mr. Jal S. Shroff were directors and officers, other than Named Executive Officers during 2006. Mr. Tom Kartsotis and Mr. Jal S. Shroff did not receive any additional compensation for services provided as directors.

(3)	The grant date fair value of awards computed in accordance with SFAS 123R for Ms. Agather and Mr. Zimmerman is $0 and each other director listed in the table is $47,123.
(4)	Our directors’ outstanding option awards as of fiscal year end 2006 are as follows: Mr. Anderson – 68,062; Mr. Gold – 68,062; Mr. Steinberg – 47,250; Mr. Stone – 68,062; and Mr. Wang – 13,000.
(5)	Includes retainer fees and fees earned for attendance of board meetings, committee meetings and special committee meetings.
(6)	Elaine Agather was appointed to the Board of Directors on February 8, 2007, effective February 12, 2007.
(7)	Andrea Camerana resigned from the Board of Directors on October 20, 2006. Caden Wang resigned from the Board of Directors on August 27, 2007.
(8)	James M. Zimmerman was appointed to the Board of Directors on August 29, 2007, effective September 5, 2007.

Director Compensation

Cash Compensation. During 2006, non-employee directors received the following cash compensation:

•                                          For service on the Board of Directors, each non-employee director received an annual retainer of $30,000, a fee of $1,500 for each in-person meeting, and a fee of $1,000 for each telephonic meeting in excess of one hour.

•                                          For service on the Audit Committee, the chairman received an additional annual retainer of $10,000 and each other member receives an additional annual retainer of $2,500. Each Audit Committee member also received a fee of $1,250 for each in-person meeting, and a fee of $1,000 for each telephonic meeting in excess of one hour.

•                                          For service on the Compensation Committee, the chairperson received an additional annual retainer of $5,000, and each Compensation Committee member also received a fee of $1,250 for each in-person meeting, and a fee of $1,000 for each telephonic meeting in excess of one hour.

•                                          For service on the Nominating and Corporate Governance Committee, the chairman received an additional annual retainer of $5,000, and each Nominating and Corporate Governance Committee member also received a fee of $1,250 for each in person meeting, and a fee of $1,000 for each telephonic meeting in excess of one hour.

•                                          For service on the Special Committee of independent directors formed to review our equity granting practices, each committee member received an annual retainer of $10,000, and each committee member also received a fee of $1,250 for each in person meeting, and a fee of $1,000 for each telephonic meeting in excess of one hour and a fee of $500 for each telephonic meeting that was one hour or less.

The Company also reimbursed its directors for ordinary and necessary travel expenses incurred in attending such meetings. There have been no changes to the above non-employee director compensation policy for 2007. Payment is made for each committee meeting attended even if a non-employee director attends more than one committee meeting on the same day. If a non-employee director serves as the chairman of more than one committee, he is paid only one retainer, the highest of the committees on which he serves as chairman.

Nonemployee Director Stock Option Plan. Pursuant to the Company’s Nonemployee Director Stock Option Plan (the “Nonemployee Director Plan”), each non-employee director receives a grant of 5,000 non-qualified stock options on the date of becoming a director of the Company. On the first day of each calendar year, each non-employee director receives a grant of an additional 4,000 non-qualified stock options, as long as he or she is then serving as a non-employee director. The grant of options pursuant to the Nonemployee Director Plan is automatic. An aggregate of 618,750 shares of common stock have been authorized for issuance pursuant to the Nonemployee Director Plan, of which 269,436 shares were subject to outstanding options as of June 29, 2007. The Board of Directors and the stockholders of the Company have approved the Nonemployee Director Plan.

Options granted pursuant to the Nonemployee Director Plan will become exercisable (i) with respect to 50% of the total number of shares subject thereto, on the first anniversary of the date of grant and (ii) with respect to the remaining shares subject thereto, in installments of 25% of such shares on the second and third anniversaries of the date of grant. The exercise price of options granted pursuant to the Nonemployee Director Plan is the fair market value of the common stock on the date of grant. Such exercise price must be paid in full in cash at the time an option is exercised. The term of options granted under the Nonemployee Director Plan will expire on the earliest of (i) ten years from the date of grant, (ii) one year after the optionee ceases to be a director by reason of death or (iii) three months after the optionee ceases to be a director for any reason other than death.

The Nonemployee Director Plan provides that the Board of Directors may make certain adjustments to the exercise price and number of shares subject to options granted thereunder in the event of a stock split, stock dividend, combination, reclassification or certain other corporate transactions. Subject to certain limitations, the Board of Directors is authorized to amend the Nonemployee Director Plan as it deems necessary, but no amendment may adversely affect the rights of an optionee with respect to an outstanding option without the optionee’s consent. The Compensation Committee of the Board of Directors is not responsible for the administration of the Nonemployee Director Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the members of management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

COMPENSATION COMMITTEE

Elaine Agather, Chairman
Kenneth W. Anderson
Alan J. Gold
Michael Steinberg
Donald J. Stone

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. No executive officer of the Company served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

2006 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by or paid to our Named Executive Officers with respect to 2006.  The Named Executive Officers are our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2006 and Mr. Stephen Bock, who would have been one of our three most highly compensated executive officers but for the fact that he was not serving as an executive officer at the end of fiscal year 2006.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Kosta N. Kartsotis Chief Executive Officer and Director	2006	-0-	(4)	-0-	-0-	-0-	-0-	-0-	3,486		3,486

Mike L. Kovar Senior Vice President, Chief Financial Officer and Treasurer	2006	243,923		-0-	32,859	46,068	-0-	1,821	4,764		329,435

Michael W. Barnes President and Chief Operating Officer and Director	2006	436,538		100,000	197,059	233,965	-0-	11,969	4,039		983,570

Stephen Bock(5)	2006	402,692		-0-	209,901	194,051	-0-	-0-	766,764	(6)	1,573,408

Harold S. Brooks President, Fashion Watch Division	2006	402,692		-0-	211,937	20,747	-0-	-0-	4,764		640,140

Mark D. Quick Vice Chairman	2006	411,154		200,000	202,063	233,965	-0-	-0-	3,514		1,050,696

(1)	Discretionary bonuses not made pursuant to any bonus plan.
(2)

Awards of Restricted Stock Units issued pursuant to the 2004 Long-Term Incentive Plan and awards of Restricted Stock issued pursuant to the 2002 Restricted Stock Plan.  All awards vest in equal 20% installments over 5 years. Mr. Bock is the only Named Executive Officer that forfeited awards during 2006.

(3)

The assumptions used in the calculation of fair values of stock option and stock appreciation rights awards are set forth under Note 12, Stockholders’ Equity and Benefit Plans in the section entitled “Stock options and stock appreciation rights” in the “Notes To Consolidated Financial Statements” in this Annual Report on Form 10-K for 2006. Mr. Bock is the only Named Executive Officer that forfeited awards during 2006. Except for one grant to Mr. Barnes of 45,000 shares that vest in equal 20% installments on the 5th through 9th year anniversary, all awards vest in equal 20% installments over 5 years.

(4)

Mr. Kartsotis refused all forms of compensation for fiscal year 2006.  Mr. Kartsotis is one of the initial investors in the Company and expressed his belief that his primary compensation is met by continuing to drive stock price growth.

(5)	Former President, Luxury Division.
(6)	Includes $750,000 paid in severance and $12,000 paid in car allowances.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers who were serving as executive officers as of January 6, 2007 and one additional employee, Stephen Bock, who would have been one of our three most highly compensated individuals had he been serving as an executive officer as of January 6, 2007. These individuals are referred to as the “Named Executive Officers” in this Proxy Statement.

Compensation Program

Compensation Program Objectives and Philosophy

Our compensation objectives are to maintain competitive pay practices that will enable us to attract, retain and reward the highest performers who are capable of leading us in achieving our strategic business objectives. To meet these goals, we use base salary, performance-based short term incentive compensation and long term equity-based incentive programs, as appropriate, to reward and reinforce the value added contributions and attainment of performance objectives that enable us to meet our profitability goals and create stockholder value. A significant portion of senior management’s compensation is and will continue to be equity-based compensation to emphasize the link between executive compensation and the creation of stockholder value as measured by the equity markets.

We utilize external benchmarking data and comparable peer groups to establish competitive total compensation pay practices and evaluate employees’ compensation on an annual basis and make changes accordingly. We target the overall pay structures to be at the 50th percentile of the companies that we believe comprise our peer group market and with whom we believe we principally compete for executive officer candidates.

Compensation Program Design

Our compensation program is designed to achieve our objectives of attracting, retaining and motivating employees and rewarding them for achievement that we believe will bring us success and create stockholder value. These programs are designed to be competitive with the companies in the industry in which we must vie for talent. A significant portion of the compensation for our Named Executive Officers includes annual long-term equity awards that have extended vesting periods. The purpose of these awards is to serve as both a retention and incentive mechanism that will encourage recipients to remain with our Company and create value for both the award recipient and our stockholders.

In the first quarter of fiscal 2006, our Compensation Committee considered the following factors in establishing the compensation of our Named Executive Officers for fiscal 2006:

•                  Our overall operating performance during fiscal 2005 and the achievements of the Named Executive Officers with respect to: (a) results each division made in achieving its sales and/or expense goals; and (b) results in relation to the budget for each division.

•                  Individual performance appraisals of the Named Executive Officers and their contributions toward our performance goals and other objectives as established by the Chief Executive Officer (“CEO”) and the Compensation Committee, including a subjective evaluation of each Named Executive Officer’s: (a) vision and strategy with respect to his individual business responsibilities; (b) ability to motivate and influence others; (c) self-development and development of subordinates; and (d) execution of assigned tasks.

•                  The compensation packages for executives who have similar positions and levels of responsibility at other companies in our peer group and relevant market data.

Compensation Decision-Making

The Compensation Committee

The Compensation Committee is appointed by the Board to exercise the Board’s authority concerning compensation of the executive management team, non-employee directors and the administration of the stock-based and incentive compensation plans of the Company. The Compensation Committee typically meets in separate session in connection with regularly-scheduled meetings of the Board. In addition, the Compensation Committee sometimes schedules special meetings or non-meeting “work sessions,” either by telephone or in person, as necessary to fulfill its duties. Meeting agendas are established by the chairperson after consultation with other members of the Compensation Committee and Mr. Kosta N. Kartsotis, our CEO. The current members of the Compensation Committee are Mr. Ken Anderson, Mr. Alan Gold, Mr. Michael Steinberg, Mr. Don Stone and Ms. Elaine Agather, who serves as chairperson. Each of these Compensation Committee members also served on the Compensation Committee for all of fiscal 2006 with the exception of Ms. Agather, who was appointed to serve on the Compensation Committee in May 2007.

Compensation Consultant

We completed a compensation analysis, primarily in 2005, and we retained Ernst & Young (“E&Y”) to assist with planning and evaluation of long-term incentives. Based on the analysis completed by E&Y as well as the analysis completed by our internal Compensation Department, we implemented a short term incentive plan and adjusted the types of equity awarded in 2006 from stock options to restricted stock units and stock settled stock appreciation rights.

Role of Executives in Establishing Compensation

Our CEO, other members of management (particularly the Vice President of Human Resources), and Compensation Committee members regularly discuss our compensation issues and the performance and retention of our Named Executive Officers. Mr. Kartsotis, in connection with the Vice President of Human Resources, typically recommends to the Compensation Committee the annual base salary, bonus and equity awards (if any) for the other members of the executive management team, for the Compensation Committee’s review, modification and approval.

The Compensation Committee would typically establish the base salary, bonus and equity incentive awards for the CEO, Mr. Kosta N. Kartsotis. However, Mr. Kartsotis refused all forms of compensation for fiscal 2006. Mr. Kartsotis is one of the initial investors in our Company and expressed his belief that his primary compensation is met by continuing to drive stock price growth.

To assist it in overseeing compensation practices, the Compensation Committee periodically requests that the Human Resource Department gather compensation data for its review. Certain members of the executive management team and other employees regularly attend portions of Compensation Committee meetings in order to provide information and recommendations to the Compensation Committee as requested, although the Compensation Committee will meet in executive session with only Compensation Committee members present when it deems appropriate. The CEO attended a portion of all of the Compensation Committee’s meetings during fiscal 2006.

Use of Industry Comparative Data

We operate in a highly competitive sector in which retention of qualified personnel is critical in operating a successful business. As a result, we gather as much information as possible about the total compensation levels and practices at other companies in our peer group. Determining the relevant companies to use for such comparative purposes is not easy. Some of our competitors are not public, and it is difficult to gain useful information about the specific executive positions comparable to those of our executives. With the help of the Human Resource Department, the Compensation Committee has developed a peer group of companies that it reviews. If appropriate, this group is adjusted annually. The peer group is comprised such that the median revenue size of the peer group is at or close to our annual revenue. The peer group used in fiscal 2006 contained the following 17 companies:

Quicksilver, Inc.	Timberland Co.	Liz Claiborne, Inc.
Pacific Sunwear California	Guess, Inc.	Urban Outfitters Inc.
Kenneth Cole	Claires Stores Inc	Columbia Sportswear Co.
Chico FAS Inc	Polo Ralph Lauren	Movado Group
Wolverine World Wide	Zales Corp	Coach Inc.
Aeropostale Inc.	New York & Company Inc.

The Human Resources Department obtains relevant data for each company from that company’s most recent proxy statement and other SEC filings, or as otherwise available. In addition, the Human Resources Department participates and utilizes executive compensation surveys to benchmark comparable positions.

The data reviewed by the Compensation Committee in setting 2006 compensation included compensation information for each of the Named Executive Officers identified by each company as well as each company’s financial performance data. From this company-specific information as well as the surveys reviewed, and with the assistance of the Human Resource Department, the data was presented by compensation element. This data provided visibility into how the compensation of each of our Named Executive Officers compared to his peer group counterpart with respect to each compensation component and total compensation. The Compensation Committee evaluated base salaries, target bonuses, actual bonuses, stock option awards, restricted stock awards, and any other equity or incentive programs for which we could obtain data.

Other Compensation Policies

With the assistance of the Compensation Committee and the executive management team, we developed a number of policies and practices that we implemented during fiscal 2006. Consistent with our compensation philosophies described above, our goal for 2006 was to provide each executive officer with an executive compensation program that was competitive with the compensation paid to comparable executives in our peer group.

For fiscal 2006, our compensation program was structured to provide each Named Executive Officer with the opportunity to earn, through a combination of base salary and bonus target awards, total cash compensation close to the 50th percentile of the relevant peer group market. This remains our target for 2007, however we maintain the ability to exercise discretion to set future compensation levels that are above or below these benchmarks.

As discussed in more detail below under “Annual Cash Incentive Opportunities,” our bonus target was a percentage of the executive officer’s base salary that he was eligible to earn if he satisfied certain bonus criteria. The higher the level of responsibility of the executive, the greater the percentage of base salary the executive can earn as potential total performance-based cash compensation. For fiscal 2006, the performance-based cash compensation paid ranged from 25% to 65% of base salary for each of the Named Executive Officers.

Historically, there has not been a pre-established policy or target for the allocation between either cash and non-cash or short- and long-term incentive compensation. The CEO reviews information provided by consultants, surveys and other information considered relevant to determine the appropriate level and mix of incentive compensation for each executive officer and makes recommendations to the Compensation Committee, which also has access to the background material reviewed by the CEO. The portion of an executive’s total compensation that is contingent upon the Company’s performance tends to increase commensurate with the executive’s position within the Company. This approach is designed to provide more upside potential and downside risk for those senior positions.

For 2006, we attempted to ensure that a substantial amount of each Named Executive Officer’s total compensation was performance-based, linked to the Company’s operating performance, and over the executive’s tenure, derived its value from the market price of the Company’s common stock.

Benefit programs are generally egalitarian. Our qualified defined contribution 401(k) plan is our only retirement plan available to employees in the United States. Our Named Executive Officers do not receive perquisites, with the exception of Mr. Stephen Bock, who received a car allowance of approximately $12,000 during 2006. Named Executive Officers receive discounts on Fossil products, as do all employees.

We attempt to ensure that both cash and equity components of total compensation are tax deductible, to the maximum extent possible, by the use of shareholder-approved plans that are intended to comply, to the extent practicable, with Section 162(m) of the Internal Revenue Code of 1986. However, our cash based incentive plan is not shareholder approved and therefore would not comply with Section 162(m).

The Compensation Committee’s full responsibilities with respect to our compensation practices, are set forth in its charter and described in more detail above under “Board Committees and Meetings – Compensation Committee.”

Elements of Compensation

Compensation arrangements for the Named Executive Officers under our fiscal 2006 compensation program included four components: (a) a base salary; (b) a formula-based cash bonus program; (c) the grant of equity incentives in the form of stock settled stock appreciation rights and restricted stock units; and (d) other compensation and employee benefits generally available to all of our employees, such as health insurance, group life and disability insurance and participation in the Company’s 401(k) plan.

Base Salaries

The CEO reviews and recommends to the Compensation Committee individual salaries for the Named Executive Officers annually. Salaries paid to employees are based upon a company-wide salary structure that we believe is consistent for each position relative to its responsibility and authority and is determined to be reasonably competitive with our industry peer group. In determining individual salaries, the Compensation Committee considers the scope of job responsibilities, individual performance and contributions, as well as our overall performance and annual budget guidelines for merit increases. The Compensation Committee’s objective is to deliver base compensation levels for each Named Executive Officer at or near the median for the comparable position within the peer group and based upon market data. Salaries may be set higher when considered necessary to attract or retain key executives. Base salaries are reviewed annually and adjustments to salary are based on both financial and non-financial results. Typically, adjustments to salaries are made in the first quarter of each year.

Annual Cash Incentive Opportunities

In 2006, we implemented an annual cash incentive plan that is performance based, to motivate key employees to focus on our operating income. The first payments under the plan were payable in 2007. The annual cash incentive plan links cash incentive awards to achievement of pre-established performance goals. For 2006, the award opportunities were determined based upon two performance-based measures: (i) the Named Executive Officer’s overall performance rating, and (ii) our operating income. The same criteria were used for all other employees eligible to participate in the incentive plan. However, in determining the operating income level we achieved in 2006, certain expenses related to our equity granting investigation were excluded for all employees except the Named Executive Officers.

Operating income targets are pre-approved by the Compensation Committee and include a threshold for payout, midpoint and maximum payment targets. The Compensation Committee reviews the performance rating of each Executive Officer. Based on the performance rating, the eligibility for payout under the plan ranges from 0% of base salary for a “needs improvement” performance rating to 65% of base salary for an “outstanding” performance rating. Once the performance rating is determined, the actual cash incentive amounts are paid to the extent to which the operating income goals are achieved. For example, an employee who received an “outstanding” rating would be eligible for a cash incentive award equal to 65% of his base salary, but would only be paid 50% of such award if the Company achieved operating income levels at 50% of its bonus plan target. Cash incentive awards are paid only if the operating income thresholds are achieved and the employee’s performance rating is at least a “meets expectations.”  In 2006, the Company achieved operating income levels at 28% of its bonus plan target. Therefore, 28% of the eligible bonus amount was paid in 2007.

The Compensation Committee approves the specific payments to the Named Executive Officers under the annual cash incentive plan. Additionally, the Compensation Committee retains discretion to recommend additional discretionary bonuses during the year based on factors such as business segment, department or individual performance. This bonus structure is consistent with our philosophy that a substantial portion of compensation should be tied to Company and individual performance.

Since the annual cash incentive plan was established for 2006 and payable in 2007, there were no bonus payments attributable in the 2006 fiscal year for this plan. The Compensation Committee did award discretionary bonuses for Mr. Barnes of $100,000 and Mr. Quick of $200,000 based on the superior performance of their divisions in fiscal 2005. For fiscal 2007, the performance-based cash bonus program is the same as fiscal 2006 with the exception of the operating income target, which is increasing.

The operating income target is from our internal operating plans, which are not disclosed publicly for competitive reasons. The operating income target constitutes confidential commercial and strategic financial information, and we believe that disclosure of this target would result in competitive harm to us.

We believe that the operating income target is challenging and reflects desired above-market performance, and thus typically would not be achieved in full. We also believe that performance at a level above the target level set forth in our performance goals would be difficult, but not impossible, to achieve. The Compensation Committee recognizes that the likelihood of achievement in any given year may be different, and believes that the payout should be appropriate for the performance, regardless of how often it may happen.

Retention and Incentive Equity Awards

We believe that substantial equity ownership and equity awards encourage management to take actions favorable to the medium- and long-term interests of the Company and its stockholders and align their interests with the interests of the Company and its stockholders. We believe that including equity awards in the compensation program serves our longer term goals because the value of equity, whether in the form of options, stock appreciation rights, restricted stock, or restricted stock units, is realized over several years. Accordingly, equity-based compensation constitutes a significant portion of the overall compensation of the Named Executive Officers.

Prior to 2006, we exclusively granted stock options to the Named Executive Officers under our 2004 Long-Term Incentive Plan and restricted stock under our 2002 Restricted Stock Plan. In 2006, we began granting unvested equity-based non-qualified awards, including stock settled stock appreciation rights and restricted stock units, under the 2004 Long-Term Incentive Plan. We chose to transition from stock options to stock appreciation rights and restricted stock units in light of changes in accounting rules and shifts in competitive market trends as presented by E&Y. For fiscal 2006, we used a combination of restricted stock units and stock appreciation rights both of which vest twenty percent each year over five years.

Stock appreciation rights are made at a specified strike price as set forth in the applicable award agreement, which is generally the closing price of our common stock on the grant date of the award.

The CEO bases his award grant recommendations for Named Executive Officers each year on a number of factors, including each Named Executive Officer’s role, responsibilities and contributions to our business. In recommending the size, frequency and type of long-term incentive grants, the CEO may also take into account tax implications to the individual and to the Company as well as the expected accounting impact and dilution effects. In fiscal 2006, the Compensation Committee considered benchmark data provided by E&Y as well as the Human Resources Department in determining overall award sizes.

In 2006, the Compensation Committee discussed stock ownership guidelines. However, several of our Named Executive Officers have been with the Company for a number of years and already have a significant portion of their financial net worth tied to the performance of our stock. Therefore, the Compensation Committee decided against instituting any stock ownership guidelines at this time.

2006 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information regarding plan-based awards granted during the fiscal year ended 2006 to the Named Executive Officers.

Name	Grant Date(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Kosta N. Kartsotis	N/A	N/A		N/A		N/A	N/A

Mike L. Kovar	2/19/06	1,200	(2)				22,092
	2/19/06			4,000	(3)	18.41	40,052
	2/19/06	1,500	(4)				27,615

Michael W. Barnes	2/19/06	10,000	(2)				184,100
	2/19/06			24,000	(3)	18.41	240,312
	2/19/06	5,400	(4)				99,414

Stephen Bock	2/19/06	7,500	(2)				138,075
	2/19/06			12,000	(3)	18.41	120,156
	2/19/06	3,000	(4)				55,230

Harold S. Brooks	2/19/06	7,500	(2)				138,075
	2/19/06			12,000	(3)	18.41	120,156
	2/19/06	3,000	(4)				55,230

Mark D. Quick	2/19/06	10,000	(2)				184,100
	2/19/06			24,000	(3)	18.41	240,312
	2/19/06	5,400	(4)				99,414

(1)                                  All awards vest in equal 20% installments over 5 years.

(2)                                  Restricted Stock awarded pursuant to the 2002 Restricted Stock Plan.

(3)                                  Stock Appreciation Rights awarded pursuant to the 2004 Long-Term Incentive Plan.

(4)                                  Restricted Stock Units awarded pursuant to the 2004 Long-Term Incentive Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information about the number of outstanding equity awards held by our Named Executive Officers at the fiscal year ended 2006.

		Option Awards(1)					Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Grant Date(2)	Exercisable	Unexercisable

Kosta N. Kartsotis	N/A	N/A	N/A		N/A	N/A	N/A		N/A

Mike L. Kovar	3/20/00	14,400	—		10.39	3/20/10	—		—
	10/25/00	11,813	—		4.97	10/25/10	—		—
	1/22/01	10,798	—		7.58	1/22/11	—		—
	1/14/02	10,800	3,600		9.22	1/14/12	—		—
	2/24/03	7,200	4,800		11.67	2/24/13	—		—
	2/23/04	14,999	—		19.13	2/23/14	1,620	(4)	36,725
	3/08/05	10,000	—		25.77	3/8/15	1,440	(4)	32,645
	2/19/06	—	4,000	(3)	18.41	2/19/14	2,700	(5)	61,209

Michael W. Barnes	2/2/00	11,250	—		7.11	2/2/10	—		—
	10/25/00	39,373	—		4.97	10/25/10	—		—
	1/14/02	15,751	15,748		9.22	1/14/12	—		—
	3/13/02	—	—		—	—	45,000	(4)(6)	1,020,150
	2/24/03	25,500	25,500		11.67	2/24/13	—		—
	2/23/04	60,000	—		19.13	2/23/14	8,100	(4)	183,627
	3/8/05	40,000	—		25.77	3/8/15	8,000	(4)	181,360
	2/19/06	—	24,000	(3)	18.41	2/19/14	15,400	(7)	349,118

Stephen Bock	9/12/03	43,275	—		17.17	3/31/07	—		—
	2/23/04	22,500	—		19.13	3/31/07	—		—
	3/8/05	40,000	—		25.77	3/31/07	—		—

Harold S. Brooks	10/31/04	60,000	—		29.76	10/31/14	18,000	(4)	408,060
	3/8/05	15,000	—		25.77	3/8/15	—		—
	2/19/06	—	12,000	(3)	18.41	2/19/06	10,500	(8)	238,035

Mark D. Quick	2/2/00	13,500	—		7.11	2/2/10	—		—
	10/25/00	59,061	—		4.97	10/25/10	—		—
	1/14/02	31,501	15,748		9.22	1/14/12	—		—
	2/24/03	25,500	13,167		11.67	2/24/13	—		—
	2/23/04	60,000	—		19.13	2/23/14	8,100	(4)	183,627
	3/8/05	40,000	—		25.77	3/8/15	8,000	(4)	181,360
	2/19/06	—	24,000	(3)	18.41	2/19/14	15,400	(7)	349,118

(1)                                Does not reflect any repricings as a result of the findings of the stock option review conducted by the Special Committee of independent directors formed to review our equity granting practices or any repricings conducted in accordance with certain agreements signed by such officers in December of 2006 to mitigate the impact of Section 409A of the Internal Revenue Service code. Based on the findings of the stock option review conducted by the Special Committee and the repricing agreements, the exercise price for (i) February 2, 2000 is $8.72, (ii) October 25, 2000 is $6.39, (iii) January 22, 2001 is $8.08 for options vesting on or before December 31, 2004 and $ $7.92 for options vesting after December 31, 2004, (iv) January 14, 2002 is $12.07, except for Mr. Kovar whose exercise price is $12.00, (v) February 24, 2003 is $11.67 for options vesting on or before December 31, 2004 and $11.71 for options vesting after December 31, 2004, and (vi) February 23, 2004 is $22.17

(2)                                All awards vest in equal 20% installments over 5 years, except as otherwise noted.

(3)                                Stock Appreciation Rights issued pursuant to the 2004 Long-Term Incentive Plan.

(4)                                Restricted Stock issued pursuant to the 2002 Restricted Stock Plan.

(5)                                Consists of 1,500 Restricted Stock Units issued pursuant to the 2004 Long-Term Incentive Plan and 1,200 Shares of Restricted Stock issued pursuant to the 2002 Restricted Stock Plan.

(6)                                Vests in equal 20% installments on the fifth through ninth year anniversary.

(7)                                Consists of 5,400 Restricted Stock Units issued pursuant to the 2004 Long-Term Incentive Plan and 10,000 Shares of Restricted Stock issued pursuant to the 2002 Restricted Stock Plan.

(8)                                Consists of 3,000 Restricted Stock Units issued pursuant to the 2004 Long-Term Incentive Plan and 7,500 Shares of Restricted Stock issued pursuant to the 2002 Restricted Stock Plan.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information about the number of shares issued upon option exercises, and the value realized on exercise, by our Named Executive Officers during fiscal 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Kosta N. Kartsotis	-0-	-0-	-0-	-0-

Mike L. Kovar	-0-	-0-	2,400	41,141

Michael W. Barnes	-0-	-0-	12,200	209,104

Stephen Bock	11,650	44,310	12,000	223,000

Harold S. Brooks	-0-	-0-	6,000	131,040

Mark D. Quick	-0-	-0-	27,200	466,054

Employee Benefits

Named Executive Officers may also participate in our Non-Qualified Deferred Compensation Plan (“NQDCP”). The NQDCP is available in general to officer level employees and allows participants to make annual irrevocable elections to defer pre-tax amounts up to 50% of base salary and 100% of bonus payments. The Company may also make contributions to the NQDCP on behalf of a participant. In fiscal 2006, the Company did not make any contributions. The NQDCP includes approximately 36 different investment choices. The NQDCP contains a change in control mechanism that immediately vests employer contributions in the case of a change in control. In 2006, all employer contributions that had previously been made had already met the required vesting criteria. We believe that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, although the related deduction for the Company is also deferred. Information with respect to the Named Executive Officers’ participation in the NQDCP is presented in the table below.

2006 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth summary information regarding contributions to and account balances under the Company’s Non-Qualified Deferred Compensation Plan for and as of the year ended 2006.

Name(1)	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings |in Last Fiscal Year ($)		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Kosta N. Kartsotis	-0-	-0-	-0-		-0-	-0-

Mike L. Kovar	-0-	-0-	1,821	(2)	-0-	17,143

Michael W. Barnes	-0-	-0-	11,969	(2)	-0-	101,855

Stephen Bock	-0-	-0-	-0-		-0-	-0-

Harold S. Brooks	-0-	-0-	-0-		-0-	-0-

Mark D. Quick	-0-	-0-	-0-		-0-	-0-

(1)           No amounts reported are included in Summary Compensation Tables for prior years.

(2)           These amounts are included in the 2006 Summary Compensation Table.

Perquisites

The Named Executive Officers do not receive any perquisites or personal benefits with the exception of Mr. Bock, who received a car allowance of approximately $12,000 in 2006.

Employment Agreements

We are not a party to any currently effective employment agreement with any of our Named Executive Officers. We believe that employment agreements are not currently necessary in order to attract and retain talented personnel. However, due to the ever-changing marketplace in which we vie for talent, this practice is regularly reviewed by the Compensation Committee to help ensure that we remain competitive in our industry and the Compensation Committee may determine that such arrangements are in our best interest in the future.

Post-Termination Compensation

We have not entered into change in control agreements with any of our Named Executive Officers or other members of the executive management team. However, in the event of a change in control of the Company, all outstanding restricted stock, restricted stock units and stock appreciation rights under the Company’s 2004 Long-Term Incentive Plan and all restricted stock granted under the 2002 Restricted Stock Plan will become fully exercisable or vested as appropriate for all recipients of such awards. Awards of stock options under the 2004 Long-Term Incentive Plan do not provide for immediate vesting upon a change in control. However, the Compensation Committee has the full and exclusive power to interpret the 2004 Long-Term Incentive plan, including the power to accelerate the vesting of outstanding, unvested awards. A “change in control” under these plans is generally defined as (i) the acquisition by any person of 30% or more of the combined voting power of the Company’s outstanding securities, or (ii) the occurrence of a transaction requiring shareholder approval and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation. Although not required to do so, we did negotiate a severance agreement with Mr. Stephen Bock, our former President of the Luxury Division, in connection with his resignation on December 31, 2006.

On November 10, 2005, we entered into a letter agreement with Mark D. Quick, President, Fashion Accessories and Stores Division, regarding the terms of the stock options granted to Mr. Quick beginning on January 1, 2002 and thereafter pursuant to certain Award Agreements under our 2004 Long-Term Incentive Plan and its predecessor plan, our 1993 Long-Term Incentive Plan.   The letter agreement formalizes certain special rights and benefits in the event of Mr. Quick’s retirement after he has attained the age of fifty-seven.  As defined in the letter agreement, retirement means termination of full time employment with Fossil, Inc. and our subsidiaries and related companies on the date set forth in a written retirement notice addressed to our Chief Executive Officer and our Compensation Committee and delivered to our General Counsel no later than one year prior to his retirement date.  Under the letter agreement, upon Mr. Quick’s retirement:

•                                          For stock options granted under the Award Agreement dated January 1, 2002:  Mr. Quick will be entitled to exercise 100% of the stock options for a period of 90 days after his retirement date; and

•                                          For stock options granted under any Award Agreements after January 1, 2002 (including Awards not yet granted unless they expressly provide otherwise):

•                                          the options will continue to vest as though Mr. Quick continued to be employed; and

•                                          the options may be exercised (a) in the case of options which were vested on Mr. Quick’s retirement date, at any time prior to the first anniversary of his retirement date, and (b) in the case of each option which becomes vested after his retirement date, at any time prior to the first anniversary of such option’s vesting date.

The provisions of the letter agreement with regard to vesting will be superceded by any contrary provisions regarding accelerated vesting included in any future amendments to awards made under the plans pertaining to executive officers.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	4,058,608	$14.07	2,114,359

Equity compensation plans not approved by security holders(1)	Not applicable	$0	628,666

Total	4,058,608	$14.07	2,743,025

(1)                                The 2002 Restricted Stock Plan of Fossil, Inc. (the “Restricted Stock Plan”) is intended to advance the best interests of the Company, its subsidiaries and its stockholders in order to attract, retain and motivate key employees by providing them with additional incentives through the award of shares of restricted stock. The Restricted Stock Plan is being fully funded with treasury shares contributed to the Company from a significant stockholder.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (the “10% Stockholders”), to file reports of ownership and changes of ownership with the SEC. Officers, directors and 10% Stockholders of the Company are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms so filed. Based solely on review of copies of such forms received, the Company believes that, during the last fiscal year, all filing requirements under Section 16(a) applicable to its officers, directors and 10% Stockholders were timely met, except for the following: one Form 4 filed by each of Messrs. Barnes, Bock, Brooks, Kercho, Kovar and Quick relating to three transactions; and one Form 4 filed by Mr. Shroff relating to two transactions.

Certain Relationships and Related Transactions

Each of Mrs. Pervin Shroff (the wife of Mr. Jal S. Shroff) and Mr. Rasheed Shroff (the son of Mr. Jal S. Shroff) are employees of Fossil (East) Limited and Fossil (Asia) Ltd., respectively, wholly-owned subsidiaries of the Company, and each earned approximately $100,000 and $130,000, respectively, in cash compensation in 2006. In addition, under the Company’s Incentive Plan, Mrs. Pervin Shroff received a grant of options to purchase 10,000 shares of Common Stock at an exercise price of $18.41, and Mr. Rasheed Shroff received a grant of options to purchase 5,000 shares of Common Stock at an exercise price of $18.41.

In accordance with the Company’s Audit Committee charter, the Audit Committee is responsible for approving all related party transactions. Any material financial transaction with any director, executive officer, nominee or holder of five percent or more of the Company’s securities, or immediate family member of any of the foregoing, would need to be approved by the Audit Committee prior to our entering into such transaction.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

The Company’s independent registered public accounting firm for the fiscal year ended January 6, 2007 was the firm of Deloitte & Touche LLP. It is expected that one or more representatives of such firm will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The Audit Committee of the Company has selected the firm of Deloitte & Touche LLP as the Company’s principal independent registered public accounting firm for the fiscal year ending January 5, 2008. Shareholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board has decided to ascertain the position of the shareholders on the appointment. The Audit Committee will reconsider the appointment if it is not ratified. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the Company’s and its stockholders’ best interests. The affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required for ratification.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JANUARY 5, 2008.

The following table summarizes the aggregate fees (excluding value added taxes) billed to the Company and its subsidiaries by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for the 2006 and 2005 fiscal years ended January 6, 2007, and December 31, 2005, respectively:

	2006	2005

Audit Fees (a)	$2,037,200	$1,882,000
Audit-Related Fees (b)	69,250	32,000
Tax Fees (c)	131,000	227,000
All Other Fees	—	—

Total	$2,237,450	$2,141,000

(a)        Audit services billed consisted of the audits of the Company’s annual financial statements, audits of internal control over financial reporting and reviews of the Company’s quarterly financial statements.

(b)       Benefit plan audits and agreed upon procedures.

(c)        Tax return preparation and consultation.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval of Independent Registered Public Accounting Firm Fees and Services Policy

The Audit Committee’s Policies and Procedures for the Engagement of the Principal Outside Auditing Firm provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our principal independent registered public accounting firm on an annual basis and individual engagements as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee Chair to pre-approve principal independent registered public accounting firm services where the Company deems it necessary or advisable that such services commence prior to the next regularly scheduled Audit Committee meeting (provided that the Audit Committee Chair must report to the full Audit Committee on any pre-approval determinations).

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with applicable law and as they may deem appropriate in their discretion, unless directed by the proxy to do otherwise.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals to be included in the proxy statement for the next Annual Meeting must be received by the Company at its principal executive offices on or before July 17, 2008 for inclusion in the Company’s Proxy Statement relating to that meeting. Stockholders wishing to submit proposals to be presented directly at the 2008 Annual Meeting instead of for inclusion in next year’s proxy statement must follow the submission criteria and deadlines set forth in our bylaws. To be timely in connection with an annual meeting, a stockholder proposal must be received by the Company at its principal executive offices as follows:  (a) with respect to a nomination for director, not before May 18, 2008 or after August 16, 2008; (b) with respect to a proposal to amend or supplement the Certificate of Incorporation, not less than 90 days nor more than 180 days before the meeting is held to consider such proposal, (c) with respect to a proposal to amend the bylaws, not before May 18, 2008 or after August 16, 2008; (d) with respect to a proposal to remove a director, not before May 18, 2008 or after August 16, 2008 and (e) with respect to other stockholder proposals, not before August 25, 2008. SEC rules permit management to vote proxies in its discretion if (i) notice of the proposal as described above is received and stockholders are advised in the 2008 proxy statement about the nature of the matter and how management intends to vote on such matter; or (ii) timely notice of the proposal is not received.

You may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 6, 2007 without charge by sending a written request to Fossil, 2280 N. Greenville Avenue, Richardson, Texas 75082, Attn: Investor Relations. The Annual Report on Form 10-K is also available at www.fossil.com.

BY ORDER OF THE BOARD OF DIRECTORS

Randy S. Hyne
Vice President,
General Counsel and Secretary

October 10, 2007
Richardson, Texas

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY

FOSSIL, INC.

2280 N. Greenville Avenue

Richardson, Texas 75082

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Randy S. Hyne and Heather C. Brunelli, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated below, all of the shares of the common stock of Fossil, Inc. (the “Company”), held of record by the undersigned on September 28, 2007, at the Annual Meeting of Stockholders of the Company to be held on November 14, 2007, and any adjournment(s) thereof.

(TO BE DATED AND SIGNED ON REVERSE SIDE)

Address Change/Comments  (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Mark Here for Address Change or Comments	☐

PLEASE SEE REVERSE SIDE

This proxy, when properly executed and dated, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the election of nominees under proposal 1, and FOR the ratification of the selection of Deloitte & Touche under proposal 2, and the proxies will use their discretion with respect to anymatters referred to in proposal 3.

1.

Proposal to elect four (4) Directors of the Company to serve for a term of three years and one (1) Director of the Company to serve for a term of one year or until their respective successors are elected and qualified.

	FOR all nominees listed below (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐

Nominees:

01 Elaine Agather	(to serve until 2010)
02 Tom Kartsotis	(to serve until 2010)
03 Jal S. Shroff	(to serve until 2010)
04 Donald J. Stone	(to serve until 2010)
05 James M. Zimmerman	(to serve until 2008)

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending January 5, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

INSTRUCTION: To withhold your vote for any individual nominee, write that nominee’s name in the space provided below.

Please mark, sign, date and return this proxy promptly using the enclosed envelope.

Signature	Signature, If held jointly	Date	, 2007

Please execute this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE